Exhibit 10.5
Pacific Ethanol, Inc.

FIRST AMENDMENT TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
for
___________________

This First Amendment to the Amended and Restated Executive Employment Agreement (the “Amendment”) is hereby entered into by and between ________________ (“Executive”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of December 30, 2008, and amends the Amended and Restated Executive Employment Agreement between the Parties dated December 14, 2007 (the “Employment Agreement”).

Whereas, the Parties wish to amend the  Employment Agreement, in order to come into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), as set forth below.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

Agreement

The Parties, intending to be legally bound, agree as follows effective as of the Effective Date:

1. Amendment of Employment Agreement

1.1 Section 5.4(b) of the Employment Agreement.  The first sentence of Section 5.4(b) of the Employment Agreement is hereby amended to read as follows:

“(b)           Disability.   If Executive is prevented from performing his duties as described in Section 1.1 of this Agreement by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive and this Agreement at or after such time.”

1.2 Section 5.5 of the Employment Agreement. Section 5.5 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5.5           Deferred Compensation.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

If Executive is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, any Severance Benefit payments that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  It is intended that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code since payments to Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after separation from service.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Date Release of all claims set forth as Exhibit B hereto.  On the first regular payroll pay day following the effective date of the Separation Date Release of all claims, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the release of claims, with the balance of the Severance Benefits being paid as originally scheduled.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.”

1.3 Section 5.6 of the Employment Agreement.  The first paragraph of Section 5.6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5.6           Limitation on Payments.  In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.”

2. Miscellaneous Provisions.

2.1 Original Agreement.  The Employment Agreement, as amended by this Amendment, shall continue in full force and effect after the date hereof.

2.2 Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Employment Agreement, as amended by this Amendment, have been made or entered into by either party with respect to the subject matter of this Amendment.

2.3 Counterparts.  This Amendment may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Amendment.

2.4 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

2.5 Choice of Law.  All questions concerning the construction, validity and interpretation of this Amendment will be governed by the law of the State of California.

In Witness Whereof, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized representative, effective as of the day and year first above written.

In Witness Whereof, the parties have executed this Amendment.

Pacific Ethanol, Inc.

By:
The Head of the Board’s Compensation Committee

Date:	December 30, 2008

Understood and Agreed:

Executive

By:

Date:	December 30, 2008